                                                                     EXHIBIT 3.2

                             AMENDED AND RESTATED

                         CERTIFICATE OF INCORPORATION

                                      OF

                                 TELTRUST, INC

     Teltrust, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies as follows:

     1. The name of the Corporation is Teltrust, Inc. The date of the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was April 8, 1998. The name under which the Corporation filed its original Certificate of Incorporation was TTST Holdings, Inc.

     2. This Amended and Restated Certificate of Incorporation amends, restates and integrates the provisions of the Certificate of Incorporation of the Corporation filed with the Secretary of State of the State of Delaware on April 8, 1998, as subsequently amended (the "Certificate"), was duly adopted by the Board of Directors of the Corporation in accordance with the provisions of Sections 141(f), 242 and 245 of the General Corporation Law of the State of Delaware (the "DGCL") and was duly adopted by the written consent of the stockholders of the Corporation in accordance with the applicable provisions of Sections 228, 242 and 245 of the DGCL.

     3. The text of the Certificate is hereby amended and restated in its entirety to provide as herein set forth in full.


                                   ARTICLE I

                                     NAME
                                     ----

     The name of the Corporation is Teltrust, Inc.


                                  ARTICLE II

                               REGISTERED OFFICE
                               -----------------

     The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

                                  ARTICLE III

                                   PURPOSES
                                   --------

     The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.


                                  ARTICLE IV

                                 CAPITAL STOCK
                                 -------------

     The total number of shares of capital stock which the Corporation shall have authority to issue is 40,000,000 million (40,000,000) of which five million (5,000,000) shall be shares of preferred stock, par value $.01 per share, designated as Preferred Stock (hereinafter called "Preferred Stock"), and 35,000,000 million (35,000,000) shall be shares of common stock, par value $.01 per share, designated as Common Stock (hereinafter called "Common Stock").

     The powers, preferences, qualifications, restrictions, limitations and relative rights of each class of shares (to the extent established hereby), and the express grant of authority to the Board of Directors to amend this Certificate of Incorporation to divide the Preferred Stock into series, to establish and modify the preferences, limitations and relative rights of each series of Preferred Stock, and to otherwise impact the capitalization of the Corporation, subject to certain limitations and procedures and as permitted by the DGCL, as the same may be hereafter amended, are as follows:

                              A.  PREFERRED STOCK
                                  ---------------

     1.   Number; Series.  The Preferred Stock shall be issued in one or more
          --------------
series. The first series shall consist of 3,218,884 shares and is designated "Series A Convertible Preferred Stock." The remaining shares of Preferred Stock may be issued from time to time in one or more series, with each such series to have such designation, preferences, limitations and relative rights, as shall be stated and expressed in an amendment to this Certificate of Incorporation providing for the issue of such series. The Board of Directors of the Corporation is hereby expressly vested with authority to amend this Certificate of Incorporation, without shareholder action or approval (other than as provided in Section B.3 of this Article IV), to: (i) create one or more series of Preferred Stock, fix the number of shares of each such series (within the total number of authorized shares of Preferred Stock available for designation as a part of such series), and designate and determine, in whole or part, the preferences, limitations, and relative rights of each series of Preferred Stock;
(ii) alter or revoke the preferences, limitations and relative rights granted to or imposed upon any wholly unissued series of Preferred Stock; or (iii) increase or decrease the number of shares constituting any series of Preferred Stock (the number of shares of which was originally fixed by the Board of Directors) either before or after the issuance of shares of the series, provided that the number may not be decreased below the number of shares of such series then outstanding, or increased above the total number of authorized shares of the Preferred Stock available for designation as a part of such series. The authority of the Board of Directors with respect to each such series shall include, but not be limited to, the determination or fixing of the following:

          (a) The distinctive designation and number of shares comprising such series, which number may (except where otherwise provided by the Board of Directors in creating such series) be increased or decreased (but not below the number of shares then outstanding) from time to time by like action of the Board of Directors;

          (b) The dividend rate of such series, the conditions and times upon which such dividends shall be payable, the relation which such dividends shall bear to the dividends payable on any other class or classes of stock or series thereof, or on the other series of the same class, and whether dividends shall be cumulative or noncumulative;

          (c) The conditions upon which the shares of such series shall be subject to redemption by the Corporation and the times, prices and other terms and provisions upon which the shares of the series may be redeemed;

          (d) Whether or not the shares of the series shall be subject to the operation of retirement or sinking fund provisions to be applied to the purchase or redemption of such shares and, if such retirement or sinking fund be established, the annual amount thereof and the terms and provisions relative to the operation thereof;

          (e) Whether or not the shares of the series shall be convertible into or exchangeable for shares of any other class or classes, with or without par value, or of any other series of the same class and, if provision is made for conversion or exchange, the times, prices, rates, adjustments, and other terms and conditions of such conversion or exchange;

          (f) Whether or not the shares of the series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

          (g) The rights of the shares of the series in the event of voluntary or involuntary liquidation, dissolution, or upon distribution of assets of the Corporation;

          (h) Any other powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, of the shares of such series, as the Board of Directors may deem advisable and as shall not be inconsistent with the provisions of this Certificate of Incorporation.

     2.   Preemptive Rights.  Except as may be provided in this Certificate of
          -----------------
Incorporation or an amendment hereto providing for the issue of any series of Preferred Stock, or except as may be provided by contract, no holder of shares of the Preferred Stock of the Corporation shall, as such holder, be entitled as of right to subscribe for, purchase or receive any part of any new or additional issue of stock of any class, whether now or hereafter authorized, or of bonds, debentures or other securities convertible into or exchangeable for stock, but all such additional shares of stock of any class, or bonds, debentures or other securities convertible into or exchangeable for stock, may be issued and disposed of by the Board of Directors on such terms and for such consideration, so far as may be permitted by law, and to such persons, as the Board of Directors in its absolute discretion may deem advisable.

B.   SERIES A CONVERTIBLE PREFERRED STOCK

     1.   Dividends.
          ---------

     (a) The holders of shares of Series A Convertible Preferred Stock, in preference to the holders of the Junior Securities, shall be entitled to receive if, as and when declared by the Board of Directors or upon the liquidation, dissolution or winding up of the Corporation, and not otherwise, out of funds legally available for such purpose, cumulative dividends as provided in this
Section 1. Dividends on each share of Series A Convertible Preferred Stock shall accrue at the rate of 8% per annum of the sum of (i) the Liquidation Value and (ii) all accumulated and unpaid dividends thereon from the date of issuance. Such dividends will be calculated and compounded annually on December 31 of each year (each a "dividend date") in respect of the prior twelve month period (the initial such calculation to be made at the same rate for the number of days elapsed from the date of issue of the Series A Convertible Preferred Stock to and including the 31st day of December, 1996). Such dividends shall commence to accrue on each share of Series A Convertible Preferred Stock from the date of issuance thereof whether or not declared by the Board of Directors, and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends, and shall continue to accrue thereon until the date the Liquidation Value of such share (plus all accrued and unpaid dividends thereon) is paid or such share is converted as set forth in Section 4. The amount of dividends accrued on the Series A Convertible Preferred Stock pursuant to this Section in connection with the sale, redemption or repurchase of any Series A Convertible Preferred Stock between any two dividend dates shall equal the product of (a) the sum of (i) the Liquidation Value plus (ii) all accumulated and unpaid dividends thereon as of the immediately preceding dividend date, multiplied by (b) the product of (i) 8% multiplied by (ii) a fraction, the numerator of which is the actual number of days elapsed in the then current annual period and the denominator of which is the total number of days comprising such annual period.

     (b) If at any time the Corporation pays less than the total amount of dividends then accrued with respect to the Series A Convertible Preferred Stock, such payment shall be distributed ratably among the holders of Series A Convertible Preferred Stock based upon the aggregate accrued but unpaid dividends on the Series A Convertible Preferred Stock held by each holder.

     (c) Without the consent of the holders of a majority of the issued and outstanding Series A Convertible Preferred Stock, the Corporation shall not declare, pay, or set apart for payment any dividends or make any other distribution on any Junior Securities (other than stock dividends and distributions in the nature of a stock split or the like), if there shall then be outstanding any Series A Convertible Preferred Stock unless all dividends theretofore accrued on the Series A Convertible Preferred Stock in accordance with Section 1(a) shall have been declared by the Board of Directors and paid. The holders of Series A Convertible Preferred Stock shall be entitled to participate in all dividends and other distributions (other than stock dividends and distributions in the nature of a stock split or the like and distributions made upon the liquidation, dissolution and winding up of the Corporation's affairs in addition to the amounts to which the holders of Series A Convertible Preferred Stock are entitled in accordance with Section 2 hereof) that are declared and paid on Common Stock in compliance with the provisions of this
Section 1(c) on the same basis as if all of the Series A Convertible Preferred Stock had been converted into Common Stock in accordance with Section 4 hereof.

     (d) Without the consent of the holders of a majority of the issued and outstanding Series A Convertible Preferred Stock, the Corporation shall not redeem any Junior Securities and will not permit any Subsidiary or other affiliate to redeem, purchase or otherwise acquire for value, or set apart for any sinking or other analogous fund for the redemption or purchase of, any Junior Securities if there shall then be outstanding any Series A Convertible Preferred Stock.

     2.   Liquidation Preference.
          ----------------------

     (a) In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, either voluntarily or involuntarily, each holder of Series A Convertible Preferred Stock shall be entitled, after provision for the payment of the Corporation's debts and other liabilities, to be paid in cash, before any distribution is made on any Junior Securities, the aggregate Liquidation Value of all shares of Series A Convertible Preferred Stock held by such holder plus an amount equal to the sum of all accrued and unpaid dividends thereon, whether or not declared to the date of such payment. If, upon any such liquidation, dissolution or other winding up of the affairs of the Corporation, the net assets of the Corporation distributable among the holders of all outstanding Series A Convertible Preferred Stock shall be insufficient to permit the payment in full to such holders of the preferential amounts to which they are entitled under this Certificate of Incorporation, then the entire net assets of the Corporation remaining after provision for the payment of the Corporation's debts and other liabilities shall be distributed among the holders of the Series A Convertible Preferred Stock ratably in proportion to the full amounts to which they would otherwise be respectively entitled. Holders of Series A Convertible Preferred Stock shall not be entitled to any additional distribution in the event of any liquidation, dissolution or winding up of the affairs of the Corporation in excess of the preferential amount referred to above in this Section 2(a).

     (b) The consolidation or merger of the Corporation into or with any other entity or entities which results in the exchange of outstanding shares of the Corporation for cash, securities or other consideration issued or paid or caused to be issued or paid by any such entity or affiliate thereof (other than a merger to reincorporate the Corporation in a different jurisdiction), and the sale, lease, abandonment, transfer or other disposition of all or substantially all its assets, shall be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of the provisions of this Section 2.

     3.   Voting.
          ------

     (a) Except as otherwise required by law or as set forth herein and subject to the rights of any class or series of Preferred Stock which may from time to time come into existence hereafter, the shares of the Series A Convertible Preferred Stock shall vote together with the shares of the Corporation's Common Stock at any annual or special meeting of shareholders of the Corporation, or may act by written consent in the same manner as the Corporation's Common Stock, upon the following basis: Each holder of shares of Series A Convertible Preferred Stock shall be entitled to such number of votes for the Series A Convertible Preferred Stock held by it or him on the record date fixed for such meeting, or on the effective date of such written consent, as shall be equal to the whole number of shares of the Corporation's Common Stock into which its or his shares of Series A Convertible Preferred Stock are convertible, in accordance with the terms of Section 4 hereof, immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent.

     (b) The holders of shares of Series A Convertible Preferred Stock shall also have the following voting rights:

     (i) The affirmative vote of the holders of a majority of the then outstanding shares of Series A Convertible Preferred Stock, consenting or voting separately as a single class, as the case may be, in person or by proxy, at an annual or special meeting of stockholders called for the purpose, shall be necessary to do any of the following:

           (A) authorize, or increase, or permit any Subsidiary to authorize or increase, the authorized number of shares of, or issue or permit any Subsidiary to issue any class or series of the Corporation's or any Subsidiary's capital stock or options, warrants or other rights to acquire any such capital stock other than shares issuable upon the exercise of

     Outstanding Options and shares issuable upon the exercise of Options and Convertible Securities that have been approved pursuant to the provisions of this Section 3(b)(i)(A);

           (B) authorize the Corporation to, or permit any Subsidiary to, incur indebtedness for borrowed money, including, without limitation, indebtedness under capital leases or the like, if after giving effect to such incurrence the principal amount of Corporation's and the Subsidiaries' total indebtedness for borrowed money would exceed $3,000,000 in the aggregate;

           (C) amend, repeal or change, directly or indirectly, any of the provisions of the Amended and Restated Certificate of Incorporation or the Amended and Restated Bylaws of the Corporation in any manner that would alter or change the powers, preferences or special rights of the shares of Series A Convertible Preferred Stock;

           (D) authorize or effect, or permit any Subsidiary to authorize or effect, the sale of any material assets or business units of the Corporation or any Subsidiary;

           (E) authorize or effect, or permit any Subsidiary to authorize or effect, the merger or consolidation of the Corporation or any Subsidiary with any other Person;

           (F) authorize or effect, or permit any Subsidiary to authorize or effect, the liquidation (whether complete or partial), dissolution or winding up of the Corporation or any Subsidiary;

           (G) amend the Amended and Restated Bylaws of the Corporation to change the authorized number of directors;

           (H) authorize or effect, or permit any Subsidiary to authorize or effect, the acquisition of any material assets or any business unit by the Corporation or any Subsidiary;

           (I) authorize or effect, or permit any Subsidiary to authorize or effect, the initiation of any new business activities by the Corporation or any Subsidiary outside the telecommunications sector;

           (J) authorize or effect, or permit any Subsidiary to authorize or effect, the execution of any contract or agreement by the Corporation or any Subsidiary which is outside the ordinary course of business and which could have a material adverse effect upon the Corporation or such Subsidiary;

           (K) authorize or effect the hiring of any senior management personnel; or

           (L) authorize or effect any change in compensation (other than normal base salary adjustments to reflect cost-of-living increases) for senior management personnel, or amend, or waive any provision of any agreement between or among the Corporation, the Subsidiaries and any of such Persons.

     (ii) The rights of holders of shares of Series A Convertible Preferred Stock to vote or take any other actions as provided in this Section 3 may be exercised at any annual meeting of stockholders, at a special meeting of stockholders held for such purpose or by written consent. At each meeting of stockholders at which the holders of shares of Series A Convertible Preferred Stock shall have the right, voting separately as a single class, to take any action as provided in this Section 3, the presence in person or by proxy of the holders of record of a majority of the total number of shares of Series A Convertible Preferred Stock then outstanding and entitled to vote on the matter shall be necessary and sufficient to constitute a quorum. At any such meeting or at any adjournment thereof, in the absence of a quorum of the holders of shares of Series A Convertible Preferred Stock, a majority of the holders of such shares present in person or by proxy shall have the power to adjourn the meeting as to the actions to be taken by the holders of shares of Series A Convertible Preferred Stock from time to time and place to place without notice other than announcement at the meeting until a quorum shall be present.

     4.   Conversion Rights.
          -----------------

     (a)  Conversion Procedure.
          --------------------

     (i) At any time and from time to time, any holder of Series A Convertible Preferred Stock shall have the right, at its option, to convert all or any portion of each share of Series A Convertible Preferred Stock (including any fraction of a share) held by such holder into such number of shares of fully paid and nonassessable Common Stock computed by dividing $4.66 by the Conversion Price in effect at the time of such conversion.

     (ii) Each conversion of Series A Convertible Preferred Stock shall be deemed to have been effected as of the close of business on the date on which the certificate or certificates representing the Series A Convertible Preferred Stock to be converted have been surrendered at the principal office of the Corporation or at such other place as may be designated by the Corporation. At such time as any such conversion has been effected, the rights of the holder of such Series A Convertible Preferred Stock being converted as such holder shall cease (including the right to receive any accrued and unpaid dividends on such Series A Convertible Preferred Stock), and the Person or Persons in whose name or names any certificate or certificates for shares of Common Stock are to be issued upon such conversion shall be deemed to have become the holder or holders of record of the shares of Common Stock represented thereby.

     (iii) Notwithstanding any other provision hereof, if a conversion of Series A Convertible Preferred Stock is to be made in connection with a Public Offering, such conversion may, at the election of the holder of Series A Convertible Preferred Stock, be conditioned upon the consummation of the Public Offering, in which case such conversion shall not be deemed to be effective until the consummation of the Public Offering.

     (iv) As soon as possible after a conversion has been effected (but in any event within five business days in the case of subparagraph (v) below), the Corporation shall deliver the following to the converting holder:

           (y) a certificate or certificates representing, in the aggregate, the number of shares of Common Stock issuable by reason of such conversion, in the same name or names as the certificates representing the converted shares and in such denomination or denominations as the converting holder has specified and a check for cash with respect to any fractional interest in a share of Common Stock as provided in clause (viii) of this Section 4(a); and

           (z) a certificate representing any shares which were represented by the certificate or certificates delivered to the Corporation in connection with such conversion but which were not converted.

     (v) The issuance of certificates for shares of Common Stock upon conversion of Series A Convertible Preferred Stock shall be made without charge to the holders of such Series A Convertible Preferred Stock for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and the related issuance of shares of Common Stock. Upon conversion of any shares of Series A Convertible Preferred Stock, the Corporation shall take all such actions as are necessary in order to insure that the Common Stock usable with respect to such conversion shall be validly issued, fully paid and nonassessable.

     (vi) The Corporation shall not close its books against the transfer of Series A Convertible Preferred Stock or of Common Stock issued or issuable upon conversion of

Series A Convertible Preferred Stock in any manner which interferes with the timely conversion of Series A Convertible Preferred Stock. The Corporation shall assist and cooperate with any holder of shares of Series A Convertible Preferred Stock required to make any governmental filings or obtain any governmental approval prior to or in connection with any conversion of shares of Series A Convertible Preferred Stock hereunder (including, without limitation, making any filings required to be made by the Corporation).

     (vii) The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of issuance upon the conversion of the Series A Convertible Preferred Stock, such number of shares of Common Stock as are issuable upon the conversion of all outstanding Series A Convertible Preferred Stock. All shares of Common Stock which are so issuable shall, when issued, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges. The Corporation shall take all such actions as may be necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Common Stock may be listed (except for official notice of issuance which shall be immediately delivered by the Corporation upon each such issuance).

     (viii) No fractional shares of Common Stock or script shall be issued upon conversion of shares of the Series A Convertible Preferred Stock. If more than one share of Series A Convertible Preferred Stock shall be surrendered for conversion at any one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series A Convertible Preferred Stock so surrendered. Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of any shares of Series A Convertible Preferred Stock, the Corporation shall pay a cash adjustment in respect of such fractional interest equal to the fair market value of such fractional interest as determined by the Corporation's Board of Directors.

     (b)  Conversion Price.  The initial conversion price shall be $4.66, which
          ----------------
may be adjusted from time to time hereafter (the "Conversion Price") . If and whenever on or after the original date of issuance of the Series A Convertible Preferred Stock the Corporation issues or sells, or in accordance with Section 4(c) is deemed to have issued or sold, any shares of its Common Stock or other capital stock, options, warrants or other securities convertible into Common Stock for a consideration per share less than the Conversion Price in effect immediately prior to the time of such issue or sale, then forthwith upon such issue or sale, the Conversion Price shall be reduced to an amount determined by dividing (a) the sum of (1) the product derived by multiplying the Conversion Price in effect immediately prior to such issue or sale times the number of shares of Common Stock Deemed Outstanding immediately prior to such issue or sale, plus (2) the consideration, if any, received (or deemed received pursuant to Section 4(c) below) by the Corporation upon such issue or sale, by (b) the number of shares of Common Stock Deemed Outstanding immediately after such issue or sale.

     (c)  Effect on Conversion Price of Certain Events.  For purposes of
          --------------------------------------------
determining the adjusted Conversion Price under this Section 4, the following shall be applicable:

          (i) Issuance of Rights or Options.  If the Corporation in any manner
              -----------------------------
     grants any warrants or options or other rights to subscribe for or to purchase either (x) Common Stock or (y) any stock or other securities convertible into or exchangeable for Common Stock (such warrants, rights or options being herein called "Options" and such convertible or exchangeable stock or securities being herein called "Convertible Securities"), whether or not such Options or the right to convert or exchange any such Convertible Securities are immediately exercisable, and the price per share for which Common Stock is issuable upon the exercise of such Options or upon conversion or exchange of such Convertible Securities is less than the Conversion Price in effect immediately prior to the time of the granting of such Options, then the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total maximum amount of such Convertible Securities shall be deemed to be outstanding and to have been issued and sold by the Corporation at the time of the granting of such Options for such price per share. For purposes of this paragraph, the "price per share for which Common Stock is issuable" shall be determined by dividing (a) the total amount, if any, received or receivable by the Corporation as consideration for the granting of such Options, plus the minimum aggregate amount of additional consideration payable to the Corporation upon exercise of all such Options, plus in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the issuance or sale of such Convertible Securities and the conversion or exchange thereof (such amount is the consideration "deemed received" for purposes of Section 4(b) above), by (b) the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options. No further adjustment of the Conversion Price shall be made when Convertible Securities are actually issued upon the exercise of such Options or when Common Stock is actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

           (ii)  Issuance of Convertible Securities. If the Corporation in any
                 ----------------------------------
     manner issues or sells any Convertible Securities, whether or not the rights to exchange or convert any such Convertible Securities are immediately exercisable, and the price per share for which Common Stock is issuable upon such conversion or exchange is less than the Conversion Price in effect immediately prior to the time of such issue or sale, then the maximum number of shares of Common Stock issuable upon conversion or exchange of such Convertible Securities shall be deemed to be outstanding and to have been issued and sold by the Corporation at the time of the issuance or sale of such Convertible Securities for such price per share. For the purposes of this paragraph, the "price per share for which Common Stock is issuable" shall be determined by dividing (a) the total amount received or receivable by the Corporation as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof, by (b) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities. No further adjustment of the Conversion Price shall be made when Common Stock is actually issued upon the conversion or exchange of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustments of the Conversion Price had been or are to be made pursuant to other provisions of this Section 4, no further adjustment of the Conversion Price shall be made by reason of such issue or sale.

           (iii)  Change in Option Price or Conversion Rate.  If the purchase
                  -----------------------------------------
     price provided for in any Options, the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exchangeable for Common Stock change at any time, the Conversion Price in effect at the time of such change shall be readjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities then outstanding provided for such changed purchase price, additional consideration or changed conversion rate, as the case may be, at the time initially granted, issued or sold; but only if as a result of such adjustment the Conversion Price then in effect hereunder is thereby reduced; and on the termination date of any such Option or any such right to convert or exchange such Convertible Securities, the Conversion Price then in effect hereunder shall forthwith be increased to the Conversion Price which would have been in effect at the time of such termination had such Option or Convertible Securities, to the extent outstanding immediately prior to such termination, never been issued.

           (iv) Exception for Outstanding Options.  The adjustments provided
                ---------------------------------
     for under this Section 4 for adjusting the Conversion Price shall not be applied with respect to the Outstanding Options or any shares of Common Stock issued upon the exercise of any of the Outstanding Options.

     (d)  Subdivision or Combination of Common Stock.  If the Corporation at any
          ------------------------------------------
time subdivides (by stock split, stock dividend, recapitalization or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced, and, conversely, in case the outstanding shares of Common Stock shall be combined (by reverse stock split or otherwise) into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased.

     (e)  Certain Events.  If an event not specifically enumerated in this
          --------------
Section 4 occurs which has substantially the same economic effect on the Series A Convertible Preferred Stock as those specifically enumerated shall occur, then this Section 4 shall be construed liberally, mutatis mutandis, in order to give
                                             ----------------
the Series A Convertible Preferred Stock the benefit of the protections provided under this Section 4. The Corporation's Board of Directors shall make an appropriate adjustment in the Conversion Price so as to protect the rights of the holders of Series A Convertible Preferred Stock; provided that no such
                                                     --------
adjustment shall increase the Conversion Price as otherwise determined pursuant to this Section 4 or decrease the number of shares of Common Stock issuable upon conversion of each share of Series A Convertible Preferred Stock.

     (f)  Notices.
          -------

          (i) Immediately upon any adjustment of the Conversion Price, the Corporation shall give written notice thereof to all holders of Series A Convertible Preferred Stock, setting forth in reasonable detail and certifying the calculation of such adjustment.

          (ii) The Corporation shall give written notice to all holders of Series A Convertible Preferred Stock at least twenty (20) days prior to the date on which the Corporation closes its books or takes a record (a) with respect to any dividend or distribution upon Common Stock, (b) with respect to any pro rata subscription offer to holders of Common Stock or (c) for determining rights to vote with respect to any dissolution or liquidation.

     (g)  Mandatory Conversion.  Each share of Series A Convertible Preferred
          --------------------
Stock shall automatically be converted into fully paid and nonassessable shares of Common Stock of the Corporation on the basis set forth in this Section 4 immediately upon the closing of a sale, pursuant to an effective registration statement under the Securities Act of 1933, as amended, of shares of the Corporation's Common Stock in a firmly underwritten registered initial public offering in which the following two conditions shall be met:

          (i) Aggregate gross proceeds to the Corporation (before underwriting discounts and commissions) of at least $25,000,000; and

          (ii) An offering price per share to the public equal to or greater than 300% of the then Liquidation Value (as adjusted for stock splits, stock dividends and combinations) of the Series A Convertible Preferred Stock.

Holders of shares of Series A Convertible Preferred Stock so converted may deliver to the Corporation at its principal office (or such other office or agency of the Corporation as the Corporation may designate by notice in writing to such holders) during its usual business hours, the certificate or certificates for the shares so converted. As promptly as practicable thereafter, the Corporation shall issue and deliver to such holder a certificate or certificates for the number of whole shares of Common Stock to which such holder is entitled, together with any cash dividends and payment in lieu of fractional shares to which such holder may be entitled pursuant to this Section 4. Until such time as a holder of shares of Series A Convertible Preferred Stock shall surrender its certificate or certificates therefor as provided above, such certificates shall be deemed to represent the shares of Common Stock to which such holder shall be entitled upon the surrender thereof.

     5.   Identical Rights.  Each share of the Series A Convertible Preferred
          ----------------
Stock shall have the same relative rights and preferences as, and shall be identical in all respects with, all other shares of the Series A Convertible Preferred Stock.

     6.  Certificates.  So long as any shares of the Series A Convertible
         ------------
Preferred Stock are outstanding, there shall be set forth on the face or back of each stock certificate issued by the Corporation a statement that the Corporation shall furnish without charge to each shareholder who so requests, a full statement of the designation and relative rights, preferences and limitations of each class of stock or series thereof that the Corporation is authorized to issue and of the authority of the Board of Directors to designate and fix the relative rights, preferences and limitations of each series.

     7.   Board Composition.
          -----------------

     Notwithstanding anything to the contrary set forth in the Certificate of Incorporation, the Corporation's Board of Directors shall consist of seven individuals so long as there remains outstanding 25% or more of the Series A Convertible Preferred Stock outstanding as of November 22, 1996 unless the holders of a majority of the issued and outstanding Series A Convertible Preferred Stock (voting separately as a class) and the holders of a majority of the issued and outstanding Common Stock (voting separately as a class) shall otherwise consent. The holders of Series A Convertible Preferred Stock, voting as a separate group for such purpose, shall be entitled to elect two directors, and the holders of Common Stock, voting as a separate group for such purpose, shall be entitled to elect five directors.

     8.  Definitions.
         -----------

          "Certificate of Incorporation" means this Certificate of Incorporation of the Corporation, as hereafter amended in compliance with the provisions hereof.

          "Common Stock" means the Corporation's Common Stock, $0.01 par value per share.

          "Common Stock Deemed Outstanding" means, at any given time, the number of shares of Common Stock actually outstanding at such time, plus the number of shares of Common Stock issuable upon conversion of the Series A Convertible Preferred Stock, plus the number of shares of Common Stock issuable upon the exercise of outstanding Options and the conversion of Convertible Securities, whether or not such Options are exercisable or such Convertible Securities are convertible into Common Stock at such time.

          "Conversion Price" shall have the meaning set forth in Section 4(b) hereof.

          "Convertible Securities" shall have the meaning set forth in Section 4(c)(i) hereof.

          "Junior Securities" means any of the Corporation's Common Stock and all other equity securities of the Corporation other than the Preferred Stock and any other shares of the Corporation's capital stock approved for issuance
(i) by a vote of the Board and (ii) in accordance with Section 3(b)(i) hereof.

          "Liquidation Value" of any share of Series A Convertible Preferred Stock shall be $4.66.

          "Options" shall have the meaning set forth in Section 4(c)(i) hereof.

          "Outstanding Options" means:

          (i) the options to purchase up to 843,500 shares of Common Stock issued under the Teltrust, Inc. 1993 Employee Stock Option Plan outstanding as of November 22, 1996,

          (ii) options to purchase up to 100,000 shares of Common Stock that may be issued under the Teltrust, Inc. 1993 Employee Stock Option Plan after November 22, 1996 in compliance with Section 3(b)(i)(A) hereof and which are specifically designated by the Board of Directors to be "Outstanding Options" under this definition of Outstanding Options; and

          (iii) warrants to purchase up to 2,500,520 shares of Common Stock outstanding as of November 22, 1996.

          "Person" means an individual, partnership, corporation, association, trust, joint venture, unincorporated organization and any government, governmental department or agency or political subdivision thereof.

          "Preferred Stock" means the Corporation's preferred stock, without par value, including, without limitation, the Series A Convertible Preferred Stock.

          "Public Offering" means any offering by the Corporation of its equity securities to the public pursuant to an effective registration statement under the Securities Act of 1933 or any comparable statement under any similar federal statute then in force, other than an offering of shares being issued as consideration in a business acquisition or combination or an offering in connection with an employee benefit plan.

          "Series A Convertible Preferred Stock" means the Corporation's Series A Convertible Preferred Stock, without par value, as in effect on the date hereof.

          "Subsidiary" means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons shall be allocated a majority of partnership, association or other business entity gains or losses or shall be or control the managing general partner of such partnership, association or other business entity.

     9.  Severability of Provisions.  If any right, preference or limitation of
         --------------------------
the Series A Convertible Preferred Stock set forth in this Section B of this
Article IV (as the same may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule, law or public policy, all other rights preferences and limitations set forth in this Section B of this
Article IV (as so amended) which can be given effect without implicating the invalid, unlawful or unenforceable right preference or limitation shall, nevertheless, remain in full force and effect, and no right, preference or limitation herein set forth shall be deemed dependent upon any other right, preference or limitation unless so expressed herein.

C.   COMMON STOCK

     1.   Dividends.  Subject to the rights as may be conferred upon any shares
          ---------
of Preferred Stock, and subject to any other provisions of this Certificate of Incorporation, holders of Common Stock shall be entitled to receive such dividends and other distributions in cash, stock or property of the Corporation as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor; provided,
                                                               --------
however, that no dividends shall be made with respect to the Common Stock until
-------
any preferential dividends required to be paid or set apart for any shares of Preferred Stock have been paid.

     2.   Liquidation; Dissolution.  In the event of any liquidation,
          ------------------------
dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Corporation and after payment or provision for payment to the holders of each series of Preferred Stock of all amounts required in accordance with the provisions of this Certificate of Incorporation, the remaining assets and funds of the Corporation shall be divided among and paid to the holders of Common Stock.

     3.   Voting.
          ------

          (a) At every meeting of the shareholders, every holder of Common Stock shall be entitled to one (1) vote in person or by proxy for each share of such Stock standing in his name on the stock transfer records of the Corporation.

          (b) No shareholder shall have the right to cumulate votes in the election of directors.

     4.   Preemptive Rights.  Except as otherwise provided by contract, no
          -----------------
holder of shares of Common Stock of the Corporation shall, as such holder, be entitled as of right to subscribe for, purchase or receive any part of any new or additional issue of stock of any class, whether now or hereafter authorized, or of bonds, debentures or other securities convertible into or exchangeable for stock, but all such additional shares of stock of any class, or bonds, debentures or other securities convertible into or exchangeable for stock, may be issued and disposed of by the Board of Directors on such terms and for such consideration, so far as may be permitted by law, and to such persons, as the Board of Directors in its absolute discretion may deem advisable.


                                   ARTICLE V

                              STOCKHOLDER ACTION
                              ------------------

     Any action required or permitted to be taken by the stockholders of the Corporation at any annual or special meeting of stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders and may not be taken or effected by a written consent of stockholders in lieu thereof.

                                  ARTICLE VI

                                   DIRECTORS
                                   ---------

     Section 1.  General.
     -------------------

     The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors except as otherwise provided herein or required by law.

     Section 2.  Election of Directors.
     ---------------------------------

     Election of directors need not be by written ballot unless the By-laws of the Corporation shall so provide.

     Section 3.  Terms of Directors.
     ------------------------------

     Except as provided in Section B.7 of Article IV, the number of directors of the Corporation shall be fixed by resolution duly adopted from time to time by the Board of Directors. The directors, other than those who may be elected by the holders of any series of Undesignated Preferred Stock of the Corporation, shall be classified, with respect to the term for which they severally hold office, into three classes, as nearly equal in number as possible. The initial Class I Directors of the Corporation shall be Carmelo Catalano, George C. Huff and Lyle O. Keys; the initial Class II Directors of the Corporation shall be Christopher S. Gaffney and Alan W. Saltzman; and the initial Class III Directors of the Corporation shall be Marc B. Cohen and John G. Hayes. The initial Class I Directors shall serve for a term expiring at the annual meeting of stockholders to be held in 1999; the initial Class II Directors shall serve for a term expiring at the annual meeting of stockholders to be held in 2000; and the initial Class III Directors shall serve for a term expiring at the annual meeting of stockholders to be held in 2001. At each annual meeting of stockholders, the successor or successors of the class of directors whose term expires at that meeting shall be elected by a plurality of the votes of the shares present in person or represented by proxy at such meeting and entitled to vote on the election of directors, and shall hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election. The directors elected to each class shall hold office until their successors are duly elected and qualified or until their earlier resignation or removal.

     Notwithstanding the foregoing, whenever, pursuant to the provisions of
Article IV of this Amended and Restated Certificate of Incorporation, the holders of any one or more series of Undesignated Preferred Stock shall have the right, voting separately as a series or together with holders of other such series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Amended and Restated Certificate of

Incorporation and any certificates of designation applicable thereto, and such directors so elected shall not be divided into classes pursuant to this
Section 3.

     During any period when the holders of any series of Undesignated Preferred Stock have the right to elect additional directors as provided for or fixed pursuant to the provisions of Article IV hereof, then upon commencement and for the duration of the period during which such right continues: (a) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such specified number of directors, and the holders of such Undesignated Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions, and
(b) each such additional director shall serve until such director's successor shall have been duly elected and qualified, or until such director's right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to such director's earlier death, disqualification, resignation or removal. Except as otherwise provided by the Board in the resolution or resolutions establishing such series, whenever the holders of any series of Undesignated Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate and the total and authorized number of directors of the Corporation shall be reduced accordingly.

     Section 4. Vacancies.
     --------------------

     Subject to the rights, if any, of the holders of any series of Undesignated Preferred Stock to elect directors and to fill vacancies in the Board of Directors relating thereto, any and all vacancies in the Board of Directors, however occurring, including, without limitation, by reason of an increase in size of the Board of Directors, or the death, resignation, disqualification or removal of a director, shall be filled solely by the affirmative vote of a majority of the remaining directors then in office, even if less than a quorum of the Board of Directors. Any director appointed in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director's successor shall have been duly elected and qualified or until his or her earlier resignation or removal. Subject to the rights, if any, of the holders of any series of Undesignated Preferred Stock to elect directors, when the number of directors is increased or decreased, the Board of Directors shall determine the class or classes to which the increased or decreased number of directors shall be apportioned; provided, however, that no decrease in the number of directors shall shorten the term of any incumbent director. In the event of a vacancy in the Board of Directors, the remaining directors, except as otherwise provided by law, may exercise the powers of the full Board of Directors until the vacancy is filled.

     Section 5. Removal.
     ------------------

     Subject to the rights, if any, of any series of Undesignated Preferred Stock to elect directors and to remove any director whom the holders of any such stock have the right to elect, any director (including persons elected by directors to fill vacancies in the Board of Directors) may be removed from office (a) only with cause and (b) only by the affirmative vote of the holders of two-thirds of the shares then entitled to vote at an election of directors. At least 30 days prior to any meeting of stockholders at which it is proposed that any director be removed from office, written notice of such proposed removal shall be sent to the director whose removal will be considered at the meeting. For purposes of this Amended and Restated Certificate of Incorporation, "cause," with respect to the removal of any director shall mean only (i) conviction of a felony, (ii) declaration of unsound mind by order of court, (iii) gross dereliction of duty, (iv) commission of any action involving moral turpitude, or (v) commission of an action which constitutes intentional misconduct or a knowing violation of law if such action in either event results both in an improper substantial personal benefit and a material injury to the Corporation.


                                  ARTICLE VII

                            LIMITATION OF LIABILITY
                            -----------------------

     A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL or (d) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended after the effective date of this Amended and Restated Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

     Any repeal or modification of this Article VII by either of (i) the stockholders of the Corporation or (ii) an amendment to the DGCL, shall not adversely affect any right or protection existing at the time of such repeal or modification with respect to any acts or omissions occurring before such repeal or modification of a person serving as a director at the time of such repeal or modification.

                                 ARTICLE VIII

                             AMENDMENT OF BY-LAWS
                             --------------------

       Section 1. Amendment by Directors
       ---------------------------------

       Except as otherwise provided by law, the By-laws of the Corporation may be amended or repealed by the Board of Directors by the affirmative vote of a majority of the directors then in office.

       Section 2. Amendment by Stockholders
       ------------------------------------

       The By-laws of the Corporation may be amended or repealed at any annual meeting of stockholders, or special meeting of stockholders called for such purpose, by the affirmative vote of at least two-thirds of the shares present in person or represented by proxy at such meeting and entitled to vote on such amendment or repeal, voting together as a single class; provided, however, that if the Board of Directors recommends that stockholders approve such amendment or repeal at such meeting of stockholders, such amendment or repeal shall only require the affirmative vote of the majority of the shares present in person or represented by proxy at such meeting and entitled to vote on such amendment or repeal, voting together as a single class.


                                  ARTICLE IX

                   AMENDMENT OF CERTIFICATE OF INCORPORATION
                   -----------------------------------------

     The Corporation reserves the right to amend or repeal this Amended and Restated Certificate of Incorporation in the manner now or hereafter prescribed by statute and this Amended and Restated Certificate of Incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation. No amendment or repeal of this Amended and Restated Certificate of Incorporation shall be made unless the same is first approved by the Board of Directors pursuant to a resolution adopted by the Board of Directors in accordance with Section 242 of the DGCL, and, except as otherwise provided by law, thereafter approved by the stockholders. Whenever any vote of the holders of voting stock is required to amend or repeal any provision of this Amended and Restated Certificate of Incorporation, and in addition to any other vote of the holders of voting stock that is required by this Amended and Restated Certificate of Incorporation or by law, the affirmative vote of a majority of the outstanding shares entitled to vote on such amendment or repeal, and the affirmative vote of a majority of the outstanding shares of each class entitled to vote thereon as a class, shall be required to amend or repeal any provision of this Amended and Restated Certificate of Incorporation; provided, however, that the affirmative vote of not less than two-thirds of the outstanding shares entitled to vote on such amendment or repeal, and the affirmative vote of not less than two-thirds of the outstanding shares of each class entitled to vote thereon as a class, shall be required to amend or repeal any of the provisions of Article V, Article VI, Article VII or Article IX of this Amended and Restated Certificate of Incorporation.

     I, Martin J. Huebschman, Secretary of the Corporation, for the purpose of amending and restating the Corporation's Amended and Restated Certificate of Incorporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate, hereby declaring and certifying that this is my act and deed on behalf of the Corporation this ___ day of June, 1998.



                                    -------------------------------
                                    Martin J. Huebschman, Secretary

                                       23